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                                                                   EXHIBIT 10.16
October 29, 1999


ADDENDUM TO EMPLOYMENT LETTER DATED APRIL 13, 1999 BY AND BETWEEN DAVID SCHLOTTERBECK AND ALARIS MEDICAL, INC., AND ALARIS MEDICAL SYSTEMS, INC.


         The Company is very pleased to inform you that you have been appointed to the position of Chief Executive Officer and President effective November 1, 1999. Concurrently, you have been appointed as a member of the Company's Board of Directors.

         Effective with your promotion to CEO, your compensation package will be adjusted as follows: your base salary will be increased to $452,010 per year (paid biweekly at a rate of $17,385); your target (and maximum potential) annual bonus incentive will be 100% of your base (you will no longer be eligible to participate in the Company's Financial Management Incentive Plan); you will be granted 210,000 additional stock options 110,000 of which will be priced at the fair market value (average of the high and low) of the Company's common stock on the last trading day immediately proceeding the effective date of this promotion and will vest quarterly over four years, and the balance of which, or 100,000, will be Performance Options and will vest in the following cumulative increments, 30%, 30%, and 40% when the closing price of the Company's common stock equals or exceeds $7, $9 and $11 per share for at least 60 out of 66 consecutive trading days; you will be provided with a $1,000,000 life insurance policy at a cost not to exceed $20,000/year, the beneficiary of which you may designate; and, after three years from the effective date of this promotion, should you desire to terminate this at-will employment relationship for any reason, the Company agrees to provide you with separation pay in an amount equal to twelve months' of your then existing base salary.

         This memorandum documents all of the changes to the terms of your employment arrangement with the Company. Any additions or modifications of these terms, or the terms left unchanged in your original employment letter, must be in writing and signed by you and the Chairman of the Board of Directors.

         On Behalf of Company:                       Accepted:


         -----------------------------               ---------------------------
         Mr. Jeffry Picower                          Mr. David Schlotterbeck
         Chairman of the Board of Directors


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April 13, 1999

Mr. David Schlotterbeck
57 Poppy Hills Road
Laguna Niguel, California  92677

Dear Dave,

         We are pleased to offer you the position of President and Chief Operating Officer with ALARIS Medical Systems, Inc. (subject to the Board of Directors' approval of an amendment to the Corporate by-laws providing such position), reporting to William J. Mercer, Chief Executive Officer. Should you accept this offer, we would like you to start on/by April 19, 1999.

         Your initial pay rate will be $13,077 bi-weekly ($340,000 annualized) and you will be eligible for the following relocation assistance as detailed on the attached Relocation Agreement:

         - Payment of actual reasonable costs to move your household goods;

         - A lump sum relocation allowance in the net amount of $28,334 (one month's salary) to cover any and all other relocation expenses, including travel costs to actually move, and any and all other miscellaneous relocation expenses and fees; and

         - Net reimbursement for the actual Realtor commission on the sale of your current residence (not to exceed 6% of the sale price), and for the actual closing costs on the purchase of a new residence (not to exceed 3% of the purchase price).

         You will also be eligible to participate in certain of the Company's incentive bonus plans. Although bonus plans are dependent upon ALARIS Medical Systems, Inc.'s financial results, and other Company and individual performance criteria, your target bonus is 50% of your base salary earned for the calendar year measured with a maximum bonus potential of 100% of your base salary. In addition, you will be eligible for the Financial Management Incentive Plan, which provides an additional bonus potential of $24,000 on an annual basis. For 1999, your bonuses, if any, will be prorated for the period employed in 1999. It is also anticipated that your performance will be reviewed formally in the first calendar quarter of the year 2000 and will be reviewed formally on an annual basis thereafter.

         Also, you will be eligible to participate in the company's stock option program. Under the terms of the option plan you will be granted 300,000 stock options, subject to Board of Directors' approval. If granted, shares will be priced at the fair market value (average high and low) of the Company's common stock on the last trading day immediately preceding your date of hire, and will be subject to four year quarterly vesting and other provisions stipulated in the stock option agreement.

         As an executive officer of ALARIS Medical, you will be eligible to participate in the "Amended and Restated Severance Plan." This provides for a lump sum severance payment in an amount equal to twelve (12) months' base salary in the event your employment is involuntarily terminated by ALARIS, subject to the terms and conditions of that Plan (copy attached).

         As a regular full-time employee of ALARIS Medical Systems, you will be eligible to participate in a number of Company-sponsored benefits. Through our Flexible Benefits Program you are able to select


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the benefits that meet your individual needs. Benefits, which begin on your hire date, include Medical/Dental (unless waived), Basic Group Life Insurance, Long Term Disability Benefits, Vision Care, and Travel Accident Insurance. Optional Benefits, in which you may elect to participate, include supplemental life insurance for you and your spouse/dependents, all-cause accidental death and dismemberment insurance for you and your spouse/dependents, and 401(k) retirement program.

         All compensation and benefits will be administered in accordance with ALARIS Medical Systems, Inc.'s policies and procedures, which may include waiting periods and other eligibility requirements to participate. These policies and procedures may change from time to time, without notice, during the course of your employment. Chris Lemoine in Human Resources can answer your benefits related questions. You can reach her by calling (619) 458-7880.

         Employment with ALARIS Medical is not for a specific term and may be terminated with or without cause and with or without notice by you or by ALARIS Medical at any time and for any reason. This offer letter supersedes any contrary representations which may have been made or which may subsequently be made to you. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature of your employment. Any additions or modifications of these terms would have to be in writing and signed by you and the President of the Company.

         Your employment pursuant to this offer is contingent upon:

         - Successful completion of your pre-placement physical examination and drug urine screen;

         - Your providing the Company with the legally required proof of your identity and authorization to work in the United States;

         - Your signing and returning the attached "Application for Employment;"

         -        Your signing and returning the attached "Relocation
                  Agreement;"

         - Your execution of the "Confidentiality and Invention Assignment Agreement" attached.

         In addition, it is very important that you comply with any confidentiality obligations that you may have to your present or any former employers.

         Dave, we sincerely hope that you accept this position. Please indicate your acceptance of this offer by signing the enclosed copy and returning it to me as soon as possible. This offer, if not accepted beforehand, will expire on April 15, 1999. Please feel free to contact me at 619-458-7644 should you have any questions. The Human Resources fax number is 619-458-6196. We look forward to hearing from you soon.


                                   Sincerely,

                                   ALARIS Medical Systems, Inc.


                                   By:
                                      -----------------------------------
                                          L. James Runchey
                                          Vice President, Human Resources


         I HAVE READ, UNDERSTOOD, AND ACCEPT THE FOREGOING TERMS AND CONDITIONS OF EMPLOYMENT. I FURTHER UNDERSTAND THAT WHILE MY COMPENSATION, BENEFITS, AND JOB DUTIES MAY CHANGE FROM TIME TO TIME WITHOUT A WRITTEN MODIFICATION OF THIS AGREEMENT, THE AT-WILL TERMS OF MY EMPLOYMENT IS A CONDITION OF EMPLOYMENT WHICH CANNOT BE ALTERED OR MODIFIED EXCEPT IN WRITING SIGNED BY ME

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AND THE COMPANY PRESIDENT.




--------------------------------------      --------------------------
David Schlotterbeck                                     Date


cc: Bill Mercer
    Jerry Edge


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                              RELOCATION AGREEMENT

To accept the position of President and Chief Operating Officer in San Diego, California with ALARIS Medical Systems, Inc., I understand and agree in order to receive the relocation benefits outlined herein, that it is necessary for me to relocate as a condition of accepting this position.

I further understand and agree that my employment with ALARIS Medical Systems, Inc. is on an "at will" basis, meaning that either the company or I can terminate the employment relationship at any time, for any reason or no reason, with or without notice.

I desire to relocate from Laguna Niguel, California to the San Diego, California area and am willing to do so on the terms set forth in this Relocation Agreement. I acknowledge that no promises, commitments, or representations have been made to me regarding the longevity of my employment or the future business plans of ALARIS Medical Systems, Inc.

The only representations made to me by ALARIS Medical Systems, Inc. concerning the position being offered to me if I relocate are in my offer letter and this Relocation Agreement. I understand that no one at ALARIS Medical Systems, Inc. is authorized to make any promises, commitments, or representations concerning my employment, other than those set forth in this Relocation Agreement, except in writing signed by a representative of the Human Resources Department.

I understand that ALARIS Medical Systems, Inc. will provide the following relocation assistance.

- ALARIS Medical Systems, Inc. will pay the actual reasonable costs to move your household goods from current residence to new residence (company will contract with the moving company and pay the bill directly).

- ALARIS Medical Systems, Inc. will pay directly to you, on the date of relocation, a net check in the amount of $28,334 (one month's salary) to cover any and all other relocation expenses, including travel costs to actually move, and any and all other miscellaneous relocation expenses and fees. This net check will be "grossed up" to cover any mandatory federal and state tax withholdings and the "grossed up" amount will be reflected as ordinary income to you in the year in which it is paid.

- For a period up to three years after the hire date, ALARIS Medical Systems, Inc. will provide reimbursement for the actual Realtor commission on the sale of your current residence (not to exceed 6% of the sale price), and for the actual closing costs on the purchase of a new residence (not to exceed 3% of the purchase price). These combined reimbursements will be paid upon submission of documentation that these expenses have been incurred. This net check will be "grossed up" to cover any mandatory federal and state tax withholdings and the "grossed up" amount will be reflected as ordinary income to you in the year in which it is paid.

In consideration for the Company providing me this relocation assistance, on behalf of myself and my heirs, successors, and assigns, I hereby waive, release, and relinquish any claims I may have, whether known or unknown, against ALARIS Medical Systems, Inc. and its employees, agents, and representatives, pursuant to California Labor Code section 970, or common law claims for implied contract, fraud, intentional misrepresentation, or negligent misrepresentation, based upon or arising from my relocation. In connection with this release, I expressly waive the provisions of California Civil Code section 1542, as well as any other statutes or common law principles of similar effect.

Further, I understand that if I voluntarily terminate before completing one year of employment following my relocation, I will be responsible for reimbursing the company

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for the full amount of this relocation assistance.

I understand that signing this Relocation Agreement below is a condition of employment. I understand that if I am married, I must have my spouse sign below where indicated.


BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ THIS RELOCATION AGREEMENT DOCUMENT CAREFULLY, UNDERSTAND IT FULLY, AND AGREE TO ITS TERMS FREELY AND VOLUNTARILY.



David Schlotterbeck
------------------------------------
Print Name



------------------------------------         ---------------------------------
Signature                                    Date



SPOUSAL ACKNOWLEDGMENT AND CONSENT (if applicable):

By signing below, I acknowledge and consent to the foregoing Relocation
Agreement.




------------------------------------
Print Name of Spouse



------------------------------------         ---------------------------------
Signature of Spouse                          Date



cc:  Finance